CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated D. Michael
Jones, Anna M. King, or Donna L. Strauss (each an "Authorized Signer") to execute and file (in any permitted format) on the undersigned's behalf all forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United
States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Markel Corporation.  Any such previous authorization is hereby revoked.  Each Authorized Signer is authorized to obtain CIK and EDGAR access codes and take all such other actions as may be necessary or desirable to permit electronic filings of such forms.  The authority of each Authorized Signer under this
Statement shall continue until the undersigned is no longer required to file forms 3, 4 or 5 with regard to the undersigned's ownership of, or transactions in, securities of Markel
Corporation, unless earlier revoked in writing.  The undersigned acknowledges that none of the Authorized Signers or Markel Corporation are assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: June 15, 2012      /s/ Anne G. Waleski
        Signature

        Anne G. Waleski
        Print Name